                      AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT is made effective as of July 1, 1998 (the "AGREEMENT"), between GUITAR CENTER, INC., a Delaware corporation (the "COMPANY"), and Barry Soosman (the "EXECUTIVE").

          This Agreement amends and restates that certain Employment Agreement, dated as of June 5, 1996, between the Executive and the Company's predecessor, Guitar Center Management, Inc., as amended by Amendment No. 1 dated October 15, 1996 and Amendment No. 2 dated as of January 30, 1997 (as so amended the "ORIGINAL AGREEMENT"). The Original Agreement was executed and delivered in connection with the closing of the Stock Purchase Agreement (the "PURCHASE AGREEMENT") dated June 5, 1996 (the "COMMENCEMENT DATE") by and among the Company, Chase Venture Capital Associates, L.P., Wells Fargo Small Business Investment Company, Inc., Weston Presidio Capital II, L.P. (collectively, the "INVESTORS"), and the security holder of the Company.

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. EMPLOYMENT. The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Commencement Date and ending as provided in paragraph 4 hereof (the "EMPLOYMENT PERIOD").

          2.   POSITION AND DUTIES.

               (a) During the Employment Period, the Executive shall serve initially as the Senior Vice President Corporate Development and General Counsel of the Company and shall have the normal duties, responsibilities and authority of the Senior Vice President of Corporate Development and General Counsel, subject to the power of the board of directors of the Company (the "BOARD") and the powers delegated to the Executive's superiors (if any) by the Board.

               (b) The Executive shall report to the Board or its designee, and the Executive shall devote his best efforts and substantially all of his business time, attention and energies (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries (as defined below). The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, and businesslike manner. During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board, materially conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage; PROVIDED, HOWEVER, that nothing herein is intended to prohibit Executive from managing his own investment portfolio; PROVIDED, FURTHER, HOWEVER, that the Company acknowledges that the Executive may devote such time that

Executive deems appropriate to his real estate and law enterprise, including, without limitation, his "of counsel" relationship with Buchalter, Nemer, Fields & Younger, so long as Executive shall at all times adequately fulfill his obligations pursuant to this Section 2(b).

               (c) For purposes of this Agreement, (i) "SUBSIDIARIES" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries; and (ii) "PERSON" shall be construed broadly and shall include, without limitation, an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company and a governmental entity or any department or agency thereof.

          3.   BASE SALARY AND BENEFITS.

               (a) During the Employment Period, the Executive's base salary shall be $225,000 per annum or such higher rate as the Board (excluding the Executive if he should be a member of the Board at the time of such determination) may designate from time to time (the "BASE SALARY"), which salary shall be payable in such installments as is the policy of the Company with respect to its senior executive employees and shall be subject to Federal, state and local withholding and other payroll taxes. In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit programs for which all executives of the Company are generally eligible and the Executive shall be eligible to participate in all insurance plans available generally to all executives of the Company.

               (b) In addition to the Base Salary, for each fiscal year ending during the Employment Period, Executive shall also be eligible to receive an annual bonus at the discretion of the Board.

               (c) The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documenting such expenses. The Company shall reimburse the Executive for all dues and real estate broker license fees. The Company shall reimburse the Executive for all library and reference materials and the cost of continuing education and seminars approved by the President of the Company.

               (d) During the Employment Period, the Executive shall be entitled to paid vacation consistent with the Company's policy applicable to executives at the Senior Vice President level generally.

               (e) Executive has been granted options to acquire shares of Common Stock under the Company's Amended and Restated 1996 Performance Stock Option Plan. As set forth on EXHIBIT A hereto, the vesting provisions of certain of such options are being modified contemporaneous with the execution and delivery of this Agreement.

               (f) Notwithstanding any benefit provided to the Executive as provided in Section 3(a) hereinabove, the Company shall pay or provide, at a minimum, at the Company's expense, an automobile allowance of $800.00 per month and a car phone, including monthly access fees.

          4.   TERM; SEVERANCE.

               (a) Unless renewed by the mutual agreement of the Company and the Executive, the Employment Period shall end on June 30, 2001; PROVIDED, HOWEVER, that (i) the Employment Period shall terminate prior to such date upon the Executive's resignation pursuant to the provisions of Section 4(f) or 4(g) hereof, or the death or Disability (as hereinafter defined) of Executive; and
(ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. For purposes of this Agreement the term "DISABILITY" means any long-term disability or incapacity which (i) renders the Executive unable to substantially perform all of his duties hereunder for 180 days during any 18-month period or (ii) would reasonably be expected to render the Executive unable to substantially perform all of his duties for 180 days during any 18-month period, in each case as determined by the Board (excluding the Executive if he should be a member of the Board at the time of such determination) in its good faith judgment after seeking and reviewing advice from a qualified physician.

               (b) If the Employment Period is terminated by the Company without Cause or by the Executive with Reasonable Justification, the Executive shall be entitled to receive as severance the Base Salary, an annual cash bonus equal to the last annual bonus (excluding any portion thereof that the President of the Company considered extraordinary and non-recurring) he received prior to termination (such bonus to be pro-rated for any partial year), and continuation of his medical benefits (or, if such continuation is not permitted by the Company's insurers beyond the Employment Period, an annual cash payment equal to the average premium the company pays to obtain health insurance for an employee), for the period beginning on the date of such termination and ending on June 30, 2001, unless the Executive has breached the provisions of this Agreement, in which case the provisions of paragraph 11(a)(iii) shall apply.
For purposes of this Section 4(b), benefits will not include future participation in any discretionary bonus or equity incentive pool, other than continuation of annual cash bonuses as contemplated in the previous sentence. Such severance payments will be made periodically in the same amounts and at the same intervals as the Base Salary, annual bonus and benefits (as applicable) were paid immediately prior to termination of employment. Executive shall have no duty to mitigate any damages which Executive may suffer as a result of such termination nor shall the severance benefits payable be reduced by any sums actually earned by Executive as a result of any other employment obtained by Executive during the original Employment Period. In addition, if the Employment Period is terminated by the Company without Cause, all stock options held by the Executive shall immediately vest pursuant to the terms of the agreements by which such options were issued.

               (c) If the Employment Period is terminated for any reason (including pursuant to paragraph 4(h)) other than by the Company without Cause or by the Executive with

Reasonable Justification, the Executive shall be entitled to receive only the Base Salary and then only to the extent such amount has accrued through the date of termination.

               (d) Except as otherwise expressly required by law (E.G., COBRA) or as specifically provided herein, all of the Executive's rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination. In the event that the Employment Period is terminated by the Company without Cause or by the Executive with Reasonable Justification, the Executive's sole remedy shall be to receive the severance payments and benefits described in paragraph 4(b) hereof.

               (e) For purposes of this Agreement, "CAUSE" means (i) the repeated failure by the Executive to perform such lawful duties consistent with Executive's position as are reasonably requested by the Board as documented in writing to the Executive, (ii) the Executive's repeated material neglect of his duties on a general basis (other than as a result of illness or disability), notwithstanding written notice of objection from the Board and the expiration of a thirty (30) day cure period, (iii) the commission by the Executive of any act of fraud, theft or criminal dishonesty with respect to the Company or any of its Subsidiaries or affiliates, or the conviction of the Executive of any felony,
(iv) the commission of any act involving moral turpitude which (A) brings the Company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of the Company or any of its affiliates, and (v) material breach by the Executive of this Agreement, including, without limitation, any breach by the Executive of the provisions of paragraph 5, 6 or 7 hereof, not cured within thirty (30) days after written notice to Executive from the Board; PROVIDED, HOWEVER, that in the event of an intentional breach of the provisions of paragraph 5, 6 or 7 hereof, the Executive shall not have the opportunity to cure.

               (f) The Executive may within ninety (90) days, after giving written notice to the Company and the Company's failure to cure, voluntarily terminate employment with the Company upon any event giving rise to Reasonable Justification for such voluntary termination.

               (g) For purposes of this Agreement, "REASONABLE JUSTIFICATION" shall mean any voluntary termination by the Executive of his employment with the Company within ninety (90) days after the occurrence of any of the following events:

                    (i) the Executive is directed to perform an act that the Executive reasonably believes to be in contravention of law, or which the Executive reasonably believes would subject the Company and himself to material liability, despite his express written objection addressed to the Board with respect to such action;

                    (ii) there has been any change (on other than a temporary basis) without the Executive's consent in the Executive's title or any material reduction in the nature or scope of his responsibilities, or the Executive is assigned duties that are materially inconsistent with his position (other than on a temporary basis);

                    (iii) there is any material reduction in the Executive's compensation or benefits (other than reductions in benefits that generally effect all employees entitled to such benefits ratably);

                    (iv) the Executive is required by the Company, after written objection by the Executive, to relocate his principal place of employment outside a radius of fifty miles from his place of employment immediately prior to such relocation; or

                    (v) there is a material failure, after notice and an opportunity to cure, by the Company to perform any of its obligations to the Executive under this Agreement.

               (h) If at any time during the Employment Period, there is a Sale of the Company (as defined in that certain Stockholders Agreement, dated as of June 5, 1996, by and among the Company and certain of its stockholders), Executive may resign within ninety (90) days of the occurrence of such event by notifying the Company in writing.

          5.   NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

               (a) The Executive will not disclose to a third party or use for his personal benefit or for the benefit of a third party, at any time, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance in good faith of duties assigned to the Executive by the Company. The Executive will take all reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Employment Period or at any time the Company may request all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries which the Executive may then possess or have under his control.

               (b) As used in this Agreement, the term "CONFIDENTIAL INFORMATION" means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including but not limited to (i) information, observations and data obtained by the Executive while employed by the Company (including those obtained prior to the date of this Agreement) concerning the business or affairs of the Company, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports,
(vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists,
(xiii) other copyrightable works,

(xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

          6.   INVENTIONS AND PATENTS.

               (a) The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the "WORK PRODUCT") belong to the Company or such Subsidiary. The Executive will promptly disclose such Work Product as may be susceptible of such manner of communication to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Subsidiaries in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

               (b) CALIFORNIA EMPLOYEE PATENT ACT NOTIFICATION. In accordance with Section 2872 of the California Employee Patent Act, West's Cal. Lab. Code
Section 2870 et. seq., Executive is hereby advised that subparagraph 6(a) does not apply to any invention, new development or method (and all copies and tangible embodiments thereof) made solely by Executive for which no equipment, facility, material, Confidential Information or intellectual property of the Company or any of its Subsidiaries was used and which was developed entirely on Employee's own time; PROVIDED, HOWEVER, that subparagraph 6(a) shall apply if the invention, new development or method (i) relates to the Company's or any of its Subsidiaries' actual or demonstrably anticipated businesses or research and development, or (ii) results from any work performed by Executive for the Company or any of its Subsidiaries.

          7.   NON-COMPETE AND NON-SOLICITATION.

               (a) The Executive acknowledges and agrees with the Company that during the course of the Executive's involvement and/or employment with, or ownership of options and/or Common Stock in, the Company, such Executive has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers and other business associates of the Company which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. Accordingly, the Executive agrees as follows:

                    (i) The Executive acknowledges that the Company currently conducts its business throughout the United States, including without limitation the areas listed on Exhibit B attached hereto (the "TERRITORY"). Accordingly, during the period commencing on the date hereof and ending on the later of (x) the termination of the Employment Period or
     (y) if the Executive was terminated without Cause or resigns with Reasonable Justification, on or before December 31, 1999 (such period is referred to herein as the "NON-COMPETE PERIOD"), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in selling at retail musical instruments, pro-audio equipment or related accessories within the Territory (the "LINE OF BUSINESS"), whether for or by himself or as a representative for any other Person.

                    (ii) Notwithstanding the foregoing, the aggregate ownership by the Executive of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any entity, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which entity competes with the Company (or any part thereof) within the Territory, shall not (by itself) be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor. In the event that any entity in which the Executive has any financial or other interest directly or indirectly enters into the Line of Business during the Non-Compete Period, the Executive shall divest all of his interest (other than any amount permitted to be held pursuant to the first sentence of this Section 7(a)(ii)) in such entity within thirty (30) days after learning that such entity has entered the Line of Business.

                    (iii) The Executive covenants and agrees that during the Non-Compete Period, the Executive will not, directly or indirectly, either for himself or for any other person or entity, solicit any employee of the Company (other than such Executive's personal assistant or secretary) or any Subsidiary to terminate his or her employment with the Company or any Subsidiary or employ any such individual during his or her employment with the Company or any Subsidiary and for a period of six months after such individual terminates his or her employment with the Company or any Subsidiary.

               (b) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee or holder of Common Stock of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

               (c) The provisions of this Section 7 shall terminate in the event the Company fails to make any payments required by Section 4(b) and such failure remains uncured for a period equal to at least thirty (30) days after written notice of such event from Executive.

          8. INDEMNIFICATION. The Company and the Executive have entered into an Indemnification Agreement substantially in the form filed as Exhibit 10.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

          9. INSURANCE. The Company may, for its own benefit, maintain "keyman" life and disability insurance policies covering the Executive, provided the same does not prevent Executive from obtaining reasonable amounts of insurance for his family or estate planing needs. The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies.

          10. EXECUTIVE REPRESENTATION. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

          11. NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by United States Post Office mail (postage prepaid and return receipt requested), telecopied to the intended recipient at the number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

          If to the Company, to:

               Guitar Center, Inc.
               5155 Clareton Drive
               Agoura Hills, California  91362
               Attention:  Chief Executive Officer
               Telephone:  (818) 735-8800
               Telecopier:  (818) 735-8833

          If to the Executive, to:

               Barry Soosman
               852 Country Valley Road
               Westlake Village, California 91362
               Telephone:  (805) 373-1937

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

          12.  GENERAL PROVISIONS.

               (a)  SEVERABILITY/ENFORCEMENT.

                    (i) It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Without limiting the generality of the preceding sentence, if at the time of enforcement of paragraph 5, 6 or 7 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the failure of all or any of such provisions to be enforceable shall not impair or affect the obligations of the Company to pay compensation or severance obligations under this Agreement.

                    (ii) Because the Executive's services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement by the Executive. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

                    (iii) In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive materially violates any provision of paragraph 5, 6 or 7 (and such violation, if unintentional on the part of the Executive, continues for a period of thirty (30) days following receipt of written notice from the Company), any severance payments then or thereafter due from the Company to the Executive may be terminated forthwith and upon such election by the Company, the Company's obligation to pay and the Executive's right to receive such severance payments shall terminate and be of no further force or effect. The Executive's obligations under paragraphs 5, 6 or 7 of this Agreement shall not be limited or affected by, and such provisions shall remain in full force and effect notwithstanding the termination of any severance payments by the Company in accordance with this paragraph 11(a)(iii). The exercise of the right to terminate such payments shall not be deemed to be an election of remedies by the Company and shall not in any manner modify, limit or preclude the Company from exercising any other rights or seeking any other remedies available to it at law or in equity.

               (b) COMPLETE AGREEMENT. This Agreement, those documents expressly referred to herein and all other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

               (c) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; PROVIDED, HOWEVER, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company.

               (d) GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA, OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

               (e)  JURISDICTION, ETC.

                    (i) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any

     California State court or Federal court of the United States of America sitting in the State of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such California State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

                    (ii) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any California State or Federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                    (iii) The Company and the Executive further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

               (f) AMENDMENT AND WAIVER. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, the Executive and the Investors, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

               (g) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

               (h) HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (i) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                              (Signature Page Follows)

          IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

                                   GUITAR CENTER, INC.

                                   By:____________________________________
                                        Name: Larry Thomas
                                        Title:   President


                                   ____________________________________
                                        Barry Soosman

                                                                       EXHIBIT A

                                  TERMS OF OPTIONS
                                GRANTED TO EXECUTIVE

     Defined terms used herein, but not defined herein, shall have the meaning ascribed to them in the attached Employment Agreement or, if not defined in the attached Employment Agreement, shall have the meanings ascribed to them in the Company's Amended and Restated 1996 Performance Stock Option Plan, as amended (the "PLAN"):

     1. INITIAL GRANT MADE JUNE 3, 1996. Effective June 3, 1996, the Company granted the Executive an option to acquire 79,599 shares of Common Stock for a purchase price of $10.89 per share pursuant to the Plan. To the extent not previously exercised, these options remain outstanding in accordance with their respective terms.

     2. ADDITIONAL GRANT MADE JANUARY 30, 1997. Effective June 5, 1996, the Company granted the Executive an option to acquire 79,599 shares of Common Stock for a purchase price of $10.89 per share pursuant to the terms of Exhibit A to Amendment No. 2 to the Employment Agreement dated as of June 5, 1996 ("EXHIBIT A"). In order to accelerate the time vesting provisions applicable to such options, the Non-Qualified Stock Option Agreement shall be amended and restated in the form attached contemporaneous with the execution of this Agreement.

                                                                       EXHIBIT B

                                     TERRITORY


ARIZONA:
Phoenix metropolitan area

CALIFORNIA:
Los Angeles County metropolitan areas
Orange County metropolitan areas
San Diego County metropolitan areas
San Francisco/Alameda/Contra Costa/Marin/San Mateo
     County metropolitan areas
San Bernardino/Riverside County metropolitan area

FLORIDA:
Miami metropolitan area
Ft. Lauderdale/Hollywood metropolitan area

GEORGIA:
Atlanta metropolitan area

ILLINOIS:
Chicago metropolitan area

MARYLAND:
Baltimore metropolitan area

MASSACHUSETTS:
Boston metropolitan area

MICHIGAN:
Detroit metropolitan area

MINNESOTA:
Minneapolis/St. Paul metropolitan area

NEW YORK:
New York Tri-State metropolitan area

TEXAS:
Dallas/Ft. Worth metropolitan area
Houston metropolitan area

WASHINGTON:
Seattle metropolitan area.

                                                                         ANNEX A



                                 AMENDED AND RESTATED
                         NONQUALIFIED STOCK OPTION AGREEMENT
                           dated as of July 1, 1998 between
                                 GUITAR CENTER, INC.,
                  (formerly Guitar Center Management Company, Inc.)
                                   (the "COMPANY")
                         and BARRY SOOSMAN (the "OPTIONEE").


          The Company, acting through a Committee (as defined in the Plan) with the consent of the Company's Board of Directors (the "BOARD") has granted to the Optionee an option under the Company's Amended and Restated 1996 Performance Stock Option Plan, as amended (the "PLAN"), to purchase 79,599 shares of Common Stock on the terms and subject to the conditions set forth in this option agreement (the "AGREEMENT"), the Amended and Restated Employment Agreement by and between the Company and Optionee dated as of July 1, 1998 (the "EMPLOYMENT AGREEMENT"), and the Plan. This Agreement amends and restates the option agreement dated as of June 5, 1996, as amended, in full as set forth below:

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

          SECTION 1. THE PLAN. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control unless otherwise provided herein. A copy of the Plan may be obtained from the Company by the Optionee upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

          SECTION 2. OPTION; OPTION PRICE. On the terms and subject to the conditions of the Plan and this Agreement, the Optionee shall have the option (the "OPTION") to purchase up to 79,599 shares of Common Stock (the "OPTIONS") at the price of $10.89 per share (the "OPTION PRICE") at the times and in the manner provided herein. Payment of the Option Price may be made in the manner specified by Section 10(a) of the Plan. The Option is not intended to qualify for federal income tax purposes as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

          SECTION 3. TERM. The term of the Option (the "OPTION TERM") shall commence on the date hereof and expire on the tenth anniversary of the Effective Date, unless the Option shall have sooner been terminated in accordance with the terms of the Plan (including, without limitation, Section 8 of the Plan) or this Agreement.
          SECTION 4. TIME VESTING. The Option shall vest as follows: (i) one-third on July 1, 1998; (ii) one-third on December 31, 1998; and (iii) one-third on December 31, 1999, subject to acceleration pursuant to the terms and subject to the limitations of Section 5 of this Agreement.

          SECTION 5. ACCELERATION OF VESTING. Notwithstanding the time vesting provision provided in Section 4 and notwithstanding the provisions of Section 5(c) of the Plan, the vesting of the Option provided for in this Agreement shall be accelerated as follows:

               (a) upon the death of the Optionee during the Employment Period (as such term is defined in the Employment Agreement);

               (b) upon the Disability (as such term is defined in the Employment Agreement) of the Optionee during the Employment Period;

               (c)  upon a Sale of the Company during the Employment Period; or

               (d) upon the termination of the Employment Period by the Company without Cause (as defined in the Employment Agreement) or by the Optionee with Reasonable Justification (as defined in the Employment Agreement).

          SECTION 6. RESTRICTION ON TRANSFER. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in Section 8 of the Plan, by his executors or administrators to the full extent to which the Option was exercisable by the Optionee at the time of his death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

          SECTION 7. OPTIONEE'S EMPLOYMENT. Nothing in the Option shall confer upon the Optionee any right to continue in the employ of the Company or any of its affiliates or interfere in any way with the right of the Company or its affiliates or stockholders, as the case may be, to terminate the Optionee's employment or to increase or decrease the Optionee's compensation at any time, with or without cause and with or without notice.

          SECTION 8. NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

          (a)  if to the Company, to it at:

               Guitar Center, Inc.
               5155 Clareton Drive
               Agoura, California 91301
               Attention:  Chief Executive Officer

               with a copy to the Chief Financial Officer

          (b)  if to the Optionee, to him at:

               852 Country Valley Road
               Westlake Village, California 91362

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business after the date of delivery), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

          SECTION 9. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

          SECTION 10. OPTIONEE'S UNDERTAKING. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement and the Plan.

          SECTION 11. MODIFICATION OF RIGHTS. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement, the Employment Agreement and the Plan.

          SECTION 12. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR ROLE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND

CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

          SECTION 13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

          SECTION 14. ENTIRE AGREEMENT. This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

          SECTION 15. SEVERABILITY. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(Signature Page Follows)

          IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Nonqualified Stock Option Agreement effective as of the date first written above.

                         GUITAR CENTER, INC.


                         By:___________________________________
                              Larry Thomas
                              Chief Executive Officer

                         OPTIONEE


                         ______________________________________
                              Barry Soosman